Exhibit 99.1

            Callidus Software Reports Second Quarter 2004 Results

              Q2 Revenues $13.2 Million; Reducing Cost Structure

    SAN JOSE, Calif., July 21 /PRNewswire-FirstCall/ -- Callidus Software Inc. (Nasdaq: CALD), a leader in Enterprise Incentive Management (EIM), today announced financial results for the second quarter ended June 30, 2004.
    Total second quarter revenues declined 20% to $13.2 million compared to $16.6 million in the second quarter of 2003. Second quarter net loss was $13.6 million, or ($0.56) per share, compared to net income of $0.5 million, or $0.03 per share, for the second quarter of 2003.
    Non-GAAP net loss for the second quarter was $5.6 million, or ($0.23) per share, as compared to non-GAAP net income of $0.8 million, or $0.04 per share in the second quarter of 2003. A reconciliation between GAAP and non-GAAP information is contained in the attached tables.
    "Second quarter maintenance and service revenues met our expectations; however, product revenues were substantially below our initial expectations for the quarter. We continued to experience longer selling cycles and delays in closing transactions during the quarter," said David Pratt, president and CEO of Callidus Software.
    "During my short tenure, I have worked closely with the executive team and met with many of our employees, customers, prospective customers and partners. My assessment is that Callidus has great products, happy customers, strong partnerships and a good employee base. Our focus in the near term will be on sales execution efforts and on reducing our cost structure to lower our break-even point," continued Pratt.
    Callidus also announced the discontinuance of its TruePerformance product. In connection with this decision, Callidus recorded impairment charges totaling $3.8 million on intangible assets in the second quarter.
    "We believe the TrueComp(R) suite of products has greater return on investment potential than the TruePerformance product. Accordingly, the discontinued investment in TruePerformance will result in quarterly cost savings of approximately $800,000, excluding related shut down costs, while not negatively impacting anticipated 2004 revenues," said Pratt. The TrueComp suite, including TrueResolution(TM), TrueReferral(TM), and TrueInformation(TM), has constituted the vast majority of product revenues since the inception of Callidus.
    In addition to discontinuing TruePerformance, Callidus expects to implement other cost savings actions and closely monitor discretionary spending. These actions are anticipated to result in additional quarterly cost savings of approximately $1.2 million. The impact of the combined cost savings actions will be partially realized in the third quarter. Accordingly, management anticipates operating expenses for the third quarter of 2004, excluding stock-based compensation and charges related to the cost savings actions, to be between $9.5 million and $10.5 million.
    Maintenance and service revenues for the third quarter are expected to be between $10.0 million and $11.0 million with a contributing margin of 28% to 30%.

    Q2 2004 Financial Summary

     *    License revenues were $1.9 million, declining 79% year-over-year.
     * Maintenance and service revenues were $11.3 million; increasing 46% year-over-year. Excluding an accrual for a TruePerformance related claim, maintenance and service revenues were $12.1 million; increasing 56% year-over-year.
     * Operating expenses were $16.7 million. Excluding stock-based compensation, amortization and impairment of intangibles and legal settlements, operating expenses were $11.4 million in Q2 2004, an increase of $2.4 million from Q2 2003. The increase is the result of added investments in all areas of the business and the costs of being a public company.
     *    Cash and investments totaled $70.0 million on June 30, 2004.
     * Days Sales Outstanding (DSO) in accounts receivable at the end of the quarter was 66 days, unchanged from the end of the first quarter of 2004.

    Conference Call
    Callidus Software's second quarter 2004 conference call is scheduled for 1:30 p.m. Pacific Daylight Time (PDT), Wednesday, July 21, 2004. The conference call is available via webcast and can be accessed live, and for two weeks after the call, at the Investor Relations section of Callidus Software's website at www.callidussoftware.com. To participate in the call via telephone, the dial in number is 866-800-8651 (international 617-614-2704), passcode 89276832. A replay of the conference call can be accessed after 3:30 p.m. PDT, by calling 888-286-8010 (international 617-801-6888), passcode 88577469.

    About Callidus Software
    Founded in 1996, Callidus Software (www.CallidusSoftware.com) is a leading provider of EIM systems to global companies across multiple industries. Callidus' EIM systems allow enterprises to develop and manage competitive incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp Grid(TM) architecture, Callidus delivers the industry's only EIM solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/Partners include Apple Computer, AT&T Wireless, BMC Software, CUNA Mutual Insurance, DIRECTV, Dun & Bradstreet, IBM, JP Morgan Chase & Co., Pennzoil-Quaker State Company, and SBC Communications.

    Non-GAAP Financial Measures
    The non-GAAP information provided in this press release is a supplement to, and not a substitute for, our financial results presented in accordance with generally accepted accounting principles (GAAP) in the United States.
The non-GAAP financial results exclude stock-based compensation expense, legal settlements, amortization and impairment of intangible assets and an accrual for claims related to TruePerformance. The non-GAAP financial measures provide what we believe is an additional tool for investors to use in understanding our operational results and trends. These non-GAAP financial results are used internally by management to evaluate our operations, plan and forecast for future periods and to allocate resources within the organization. A reconciliation between GAAP and non-GAAP financial measures is included in the accompanying tables.

    Note on Forward-Looking Statements
    The forward looking statements included in this press release, including estimates of operating expenses and maintenance and service revenues for the third quarter of 2004, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, increased competition or new entrants in the marketplace, litigation and other risks detailed in the company's SEC reports, including its From 10-K and Form 10-Q, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

    NOTE: Callidus Software, the Callidus Software logo, Everyone Profits, TrueChannel, TrueComp, and TrueInformation, TruePerformance, True Referral, and TrueResolution are trademarks of Callidus Software Inc. All other trademarks are the property of their respective owners.


                            CALLIDUS SOFTWARE INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (In thousands, except for per share data)
                                 (unaudited)


                                          Three months ended  Six months ended
                                                June 30,          June 30,
                                             2004     2003     2004     2003
    Revenues:
      License revenues                      $1,889  $8,895    $6,428  $16,603
      Maintenance and service revenues      11,345   7,748    23,268   13,175

        Total revenues                      13,234  16,643    29,696   29,778

    Cost of revenues:
      License revenues                         189     513       452    1,011
      Maintenance and service revenues       8,384   5,999    16,994   10,270
      Impairment of intangible asset         1,800      --     1,800       --

        Total cost of revenues              10,373   6,512    19,246   11,281

    Gross profit                             2,861  10,131    10,450   18,497

    Operating expenses:
      Sales and marketing                    5,345   5,210    11,745    8,764
      Research and development               3,876   2,563     7,586    5,266
      General and administrative             2,775   1,243     4,747    2,525
      Impairment of intangible asset         1,994      --     1,994       --
      Stock-based compensation               2,721     272     4,465    1,392

        Total operating expenses            16,711   9,288    30,537   17,947

    Operating income (loss)                (13,850)    843   (20,087)     550

    Interest expense                           (16)   (161)      (95)    (257)
    Interest and other income, net             272      27       544       47

    Income (loss) before provision for
     income taxes                          (13,594)    709   (19,638)     340

    Provision for income taxes                  25     172        50      172



    Net income (loss)                     $(13,619)   $537  $(19,688)    $168

    Basic income (loss) per share
     attributable to
      common stockholders                   $(0.56)  $0.03    $(0.82)   $0.01
    Diluted income (loss) per share         $(0.56)  $0.03    $(0.82)   $0.01

    Shares used in basic per share
     computation                            24,204   1,443    24,095    1,422
    Shares used in diluted per share
     computation                            24,204  20,809    24,095   20,423


                            CALLIDUS SOFTWARE INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (unaudited)

                                                June 30,       December 31,
    Assets                                        2004             2003

    Current assets:
      Cash and cash equivalents                  $27,907          $56,330
      Short-term investments                      42,070           23,936
      Accounts receivable, net                    10,107           14,850
      Prepaid and other current assets             1,750            1,511

            Total current assets                  81,834           96,627

    Property and equipment, net                    3,612            2,721
    Intangible asset                                  --            2,000
    Other assets                                   1,520              851

            Total assets                         $86,966         $102,199

    Liabilities and Stockholders' Equity

    Current liabilities:
      Current portion of long-term debt             $612             $694
      Accounts payable                             2,256            3,504
      Accrued payroll and related expenses         5,066            3,638
      Accrued expenses                             5,248            3,542
      Deferred revenue                             6,805            7,930

            Total current liabilities             19,987           19,308

    Long-term debt, less current portion             221              520
    Deferred rent                                    212              180
    Long-term deferred revenue                       297              693

            Total liabilities                     20,717           20,701



    Stockholders' equity
      Common stock                                    24               24
      Additional paid-in capital                 184,129          184,343
      Deferred stock-based compensation           (4,372)          (9,328)
      Notes receivable from stockholders             (83)             (83)
      Other comprehensive income                     (15)             288
      Accumulated deficit                       (113,434)         (93,746)

            Total stockholders' equity            66,249           81,498

            Total liabilities and
             stockholders' equity                $86,966         $102,199


                            CALLIDUS SOFTWARE INC.
            RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

                  (In thousands, except for per share data)
                                 (unaudited)


                           Three months ended          Three months ended
                             June 30, 2004                June 30, 2003
                                Non-GAAP                    Non-GAAP
                         GAAP  Adjustments Non-GAAP GAAP  Adjustments Non-GAAP


    Revenues:
     License revenues   $1,889              $1,889  $8,895             $8,895
     Maintenance and
      service
      revenues          11,345(a)     775   12,120   7,748              7,748

      Total revenues    13,234              14,009  16,643             16,643

    Cost of revenues:
     License revenues      189(b)    (100)      89     513                513
     Maintenance and
      service
      revenues           8,384               8,384   5,999              5,999
     Impairment of
      intangible
      asset              1,800(c)  (1,800)      --      --                 --

      Total cost of
       revenues         10,373               8,473   6,512              6,512

    Gross profit         2,861               5,536  10,131             10,131

    Operating
     expenses:
     Sales and
      marketing          5,345               5,345   5,210              5,210
     Research and
      development        3,876(b)    (158)   3,718   2,563              2,563
     General and
      administrative     2,775(d)    (450)   2,325   1,243              1,243
     Impairment of
      intangible
      asset              1,994(c)  (1,994)      --      --                 --
     Stock-based
      compensation       2,721(e)  (2,721)      --     272(e)    (272)     --

      Total operating
       expenses         16,711              11,388   9,288              9,016

    Operating income
     (loss)            (13,850)             (5,852)    843              1,115

    Interest expense       (16)                (16)   (161)              (161)
    Interest and
     other income,
     net                   272                 272      27                 27

    Income (loss)
     before provision
     for income taxes  (13,594)             (5,596)    709                981

    Provision for
     income taxes           25                  25     172                172



    Net income (loss) $(13,619)            $(5,621)   $537               $809

    Diluted income
     (loss) per share   $(0.56)             $(0.23)  $0.03              $0.04
    Shares used in
     diluted per
     share
     computation        24,204              24,204  20,809             20,809

     (a)  Accrual for a claim related to TruePerformance
     (b)  Amortization of purchased intangible assets
     (c)  Impairment of purchased intangible assets
     (d)  Legal settlement with Gordon Food Service
     (e)  Non-cash stock based compensation

SOURCE  Callidus Software Inc.
    -0-                             07/21/2004
    /CONTACT: Investor Relations, Jon Pexton, +1-408-808-6577, or ir@callidussoftware.com, or Press, Jane Le Fevre, +1-408-808-6511, or pr@callidussoftware.com, both of Callidus Software Inc.
    /Web site:  http://www.callidussoftware.com /
    (CALD)

CO:  Callidus Software Inc.
ST:  California
IN:  CPR STW
SU:  ERN CCA